Exhibit 23.2

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125

Greece

February 2, 2018

Dear Sir/Madam:

Reference is made to the registration statement on Form F-3 (the “Registration Statement”) and the prospectus relating thereto (the “Prospectus”) of Pyxis Tankers Inc. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, of (i) the offer and sale of up to $100,000,000 in the aggregate of (a) common stock, (b) preferred stock, (c) debt securities, certain of which may be convertible into or exchangeable for other securities of the Company, (d) warrants to purchase common stock, preferred stock or debt securities, (e) purchase contracts for the purchase of common stock, preferred stock or debt securities, (f) rights to purchase common stock, preferred stock or debt securities, and (g) units consisting of one or more of common stock, preferred stock, debt securities, warrants, purchase contracts, rights or any combination of such securities and (ii) the offer and sale by the selling stockholders named in the Registration Statement, from time to time, of up to 5,233,222 shares of the Company’s common stock. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in the section of the Company’s Form 20-F for the year ended December 31, 2016 (which is incorporated by reference into the Prospectus) entitled “Information on the Company—Business Overview—The International Product Tanker Shipping Industry” in Item 4.B of such Form 20-F. We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1)	we have accurately described the international products and chemical tanker industry; and

(2)	our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the international products and chemical tanker industry.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the reference to our firm in the section of the Prospectus entitled “Experts.”

Yours sincerely,

/s/ Nigel Gardiner
Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191 f: +44 (0) 20 7987 9396 e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk